EXHIBIT 10.8

PROMISSORY NOTE

June 10, 2012	$100,000 USD

For value received, Finishing Touches Home Goods Inc. (the “Company”) promises to pay $100,000 to or to the order of BAY CAPITAL A.G. (the “Payee”) on demand, at the City of Baar, Switzerland together with interest calculated annually not in advance at the simple rate of sixteen per cent (16%) per annum from the date of advance to the date of payment.

The Company has the right to prepay all or any money owing pursuant to this Promissory Note without notice, penalty, or bonus.

The Company hereby waives presentment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this promissory note.

Dated: June 10, 2012

Finishing Touches Home Goods Inc.

Per: /s/ "Mark Hunter"
Authorized Signatory